Exhibit 99

Eaton Reports Record Fourth Quarter Net Income Per Share of $1.07, 30 Percent Above 2010
Record Full Year 2011 Sales of $16.0 Billion, 17 Percent Above 2010
Record Full Year 2011 Net Income of $3.93 Per Share, 44 Percent Above 2010
Announces 12 Percent Increase in Quarterly Dividend
CLEVELAND--(BUSINESS WIRE)-- Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.07 for the fourth quarter of 2011, a 30 percent increase over net income per share of $0.82 in the fourth quarter of 2010. Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2011 were $1.08 compared to $0.85 per share in the fourth quarter of 2010, an increase of 27 percent.
Sales in the quarter were $4.0 billion, 10 percent higher than the same period in 2010. Net income was $362 million compared to $280 million in 2010, an increase of 29 percent. Operating earnings, which exclude acquisition integration charges, for the fourth quarter of 2011 were $366 million compared to $291 million in 2010, an increase of 26 percent.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our earnings per share came in below the midpoint of our guidance range, driven by revenues in December falling roughly $200 million short of our expectations partially offset by a lower tax rate and better segment operating margins.
“About 75 percent of the revenue shortfall was in our Electrical sector, with the shortfall spread evenly among the U.S., Europe, and Asia Pacific,” said Cutler. “The shortfall in the U.S. was principally due to customer requested delays of major project shipments. The shortfall in Europe was due to the slowing Eurozone economy, and in Asia Pacific the shortfall was due to a slowdown in China as a result of restrictions on credit availability.
“The balance of the revenue shortfall was due to lower truck demand in Brazil and production reductions and shutdowns late in the quarter at several U.S. and European auto assembly plants,” said Cutler.
“We believe that many of the factors behind the shortfall in fourth quarter revenues are temporary and, as a result, should not have a significant impact on 2012 revenues,” said Cutler.
“Sales growth in the fourth quarter of 10 percent consisted of 9 percent growth in core sales and 1 percent growth from acquisitions. End markets in the fourth quarter grew by 8 percent,” said Cutler. “Our segment operating margin in the fourth quarter was 15.1 percent, an all-time record and a notable improvement over our segment operating margin of 14.6 percent in the third quarter.”
For the full year 2011, sales were $16.0 billion, 17 percent higher than 2010. Net income was $1.35 billion, an increase of 45 percent over 2010, and net income per share of $3.93 was 44 percent more than in 2010. Operating earnings in 2011 totaled $1.36 billion, an increase of 42 percent over 2010. Operating earnings per share for 2011 of $3.96 were 41 percent higher than in 2010.
“Our full year 2011 sales increase of 17 percent reflects strong growth, despite a volatile global economy over the course of 2011,” said Cutler. “We increased our earnings guidance three times during 2011, reflecting stronger markets than we had anticipated at the start of the year.
“Looking back at 2011, it was a record year on many dimensions,” said Cutler. “Sales exceeded $16 billion for the first time, our segment operating margin rose by 1 1/2 percentage points to 14.2 percent, emerging markets as a percentage of sales were 27 percent, and operating earnings per share were 15 percent above our previous record. We completed nine acquisitions in 2011, acquiring businesses which had total revenues in 2011 of approximately $320 million. While the global economic outlook for 2012 is uncertain due principally to the sovereign debt problems within the Eurozone, we remain confident that 2012 is likely to be a year of solid growth in our overall global markets.

“We estimate our markets for 2012 will grow 5 percent, with U.S. markets a bit stronger than markets outside the U.S. We expect to outgrow our end markets in 2012 by approximately $320 million,” said Cutler. “We anticipate incremental revenues in 2012 from acquisitions net of divestitures completed in 2011 to be $90 million. Changes in exchange rates in 2012 are expected to reduce revenues by approximately $550 million. Overall, we anticipate our revenues in 2012 will grow by 4 percent compared to 2011.
“We expect that 2012 operating earnings per share will set another record,” said Cutler. “We estimate that first quarter operating earnings per share, which exclude an estimated $0.01 of charges to integrate our recent acquisitions, will be between $0.80 and $0.90 per share. For the full year 2012, we estimate that operating earnings per share, which exclude an estimated $0.05 of charges to integrate our recent acquisitions, will be between $4.15 and $4.55. Based on this guidance, our operating earnings per share in 2012 will grow between 5 percent and 15 percent.
“In light of our strong 2011 results and our outlook for 2012, we are increasing our quarterly dividend by 12 percent, raising the quarterly dividend from $0.34 per share to $0.38 per share,” said Cutler.
Business Segment Results
Fourth quarter sales for the Electrical Americas segment were $1.1 billion, up 11 percent from the fourth quarter of 2010. Operating profits in the fourth quarter were $173 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits totaled $174 million, up 7 percent from the fourth quarter of 2010.
“End markets for our Electrical Americas segment grew 10 percent during the fourth quarter, and our orders grew 11 percent,” said Cutler. “Our operating margin was 15.5 percent.
“Our U.S. nonresidential electrical, residential electrical, and industrial control markets showed good growth during the quarter,” said Cutler. “For 2012, we expect our markets to increase by approximately 5 percent.
“We won several important contracts in the fourth quarter, including a $27 million contract for the expansion of the Panama Canal and an $11 million contract to modernize pumping facilities at the Niagara Power project, the largest electricity producer in New York state,” said Cutler.
“We were pleased to complete the acquisition of switchgear manufacturer E.A. Pedersen Company at the end of the fourth quarter,” said Cutler. “The acquisition of Pedersen adds important utility-oriented power products and custom engineering capabilities for our U.S. markets.”
Fourth quarter sales for the Electrical Rest of World segment were $699 million, 9 percent lower than the fourth quarter of 2010. Operating profits were $69 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits totaled $70 million, 26 percent below the fourth quarter of 2010.
“During the fourth quarter, our Rest of World electrical markets declined 6 percent, as both Europe and APAC showed weakness,” said Cutler. “Despite the market decline and the associated decline in our revenues, we earned an operating margin of 10.0 percent in the quarter.
“Orders in the fourth quarter declined 10 percent,” said Cutler. “For 2012, our Electrical Rest of World markets are expected to grow by 1 percent, with APAC growth at 3 percent and a 1 percent decline in Europe.”
In the Hydraulics segment, fourth quarter sales were $705 million, 23 percent higher than the fourth quarter of 2010. Hydraulics markets in the fourth quarter grew 9 percent compared to the same period in 2010, with U.S. markets up 16 percent and non-U.S. markets up 3 percent.
Operating profits in the fourth quarter were $103 million. Excluding acquisition integration charges of $3 million in the fourth quarter of 2011, operating profits were $106 million, up 45 percent over the fourth quarter of 2010.
“The global hydraulics market had another quarter of strong growth, capping an outstanding year in which our global hydraulics markets grew by 18 percent. Our bookings in the quarter grew 5 percent over the fourth quarter of 2010,” said Cutler. “For 2012, we anticipate global hydraulics markets will increase by 4 percent, with U.S. markets up 6 percent and non-U.S. markets up 2 percent.”

The Aerospace segment posted fourth quarter sales of $430 million, an increase of 8 percent over the fourth quarter of 2010. Aerospace markets in the fourth quarter grew by 4 percent. Operating profits in the fourth quarter were $78 million, up 22 percent from the fourth quarter of 2010.
“We were pleased with our fourth quarter aerospace volumes and our operating margin of 18.1 percent,” said Cutler. “Our bookings were up 1 percent in the quarter. For 2012, aerospace markets are expected to grow by 5 percent.”
The Truck segment posted sales of $680 million in the fourth quarter, up 31 percent compared to 2010. Truck markets in the fourth quarter grew 27 percent, with U.S. markets up 52 percent and non-U.S. markets up 10 percent. Operating profits were $137 million, more than double the operating profits in the fourth quarter of 2010.
“For 2012, we expect good market growth, driven by the continued rebound in NAFTA Class 8 truck production,” said Cutler. “We anticipate our overall truck markets will grow 9 percent, with U.S. markets growing 16 percent and non-U.S. markets growing 4 percent.”
The Automotive segment posted fourth quarter sales of $398 million, up 1 percent over the fourth quarter of 2010. Core sales grew 8 percent in the quarter, which was offset by a 5 percent reduction related to the divestiture of a small automotive plastics joint venture during 2011 and by a 2 percent reduction from foreign exchange. Automotive unit production in the fourth quarter grew by 8 percent, with U.S. markets up 20 percent and non-U.S. markets up 3 percent. Operating profits in the fourth quarter were $42 million, down 2 percent from the fourth quarter of 2010 largely due to start-up costs associated with capacity expansion to support new program wins in China.
“Looking at 2012, we anticipate global auto production will grow 5 percent,” said Cutler. “We expect growth in U.S. production of 7 percent and growth in non-U.S. production of about 4 percent.”
Eaton Corporation is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 sales of $16.0 billion, Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton's conference call to discuss its fourth quarter and full year 2011 results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning the first quarter 2012 and full year 2012 net income per share and operating earnings per share, the growth in full year 2012 revenues, the performance of our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in currency exchange rates; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months and year ended December 31, 2011 and 2010 are available on the company's website, www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2011	2010	2011	2010
Net sales	$4,033	$3,663	$16,049	$13,715

Cost of products sold	2,817	2,565	11,261	9,633
Selling and administrative expense	707	644	2,738	2,486
Research and development expense	101	117	417	425
Interest expense-net	26	34	118	136
Other (income) expense-net	(8)	10	(38)	(1)
Income before income taxes	390	293	1,553	1,036
Income tax expense	29	10	201	99
Net income	361	283	1,352	937
Adjustment for net loss (income) for noncontrolling interests	1	(3)	(2)	(8)
Net income attributable to Eaton common shareholders	$362	$280	$1,350	$929

Net income per common share
Diluted	$1.07	$0.82	$3.93	$2.73
Basic	1.08	0.83	3.98	2.76

Weighted-average number of common shares outstanding
Diluted	338.1	342.7	342.8	339.5
Basic	334.2	337.7	338.3	335.5

Cash dividends paid per common share	$0.34	$0.29	$1.36	$1.08

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$362	$280	$1,350	$929
Excluding acquisition integration charges (after-tax)	4	11	10	27
Operating earnings	$366	$291	$1,360	$956

Net income per common share - diluted	$1.07	$0.82	$3.93	$2.73
Excluding per share impact of acquisition integration charges (after-tax)	0.01	0.03	0.03	0.08
Operating earnings per common share	$1.08	$0.85	$3.96	$2.81
Net income per common share, weighted-average number of common shares outstanding, cash dividends paid per common share and operating earnings per common share have been restated to give effect to the two-for-one stock split. See the accompanying notes for additional information.
See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2011	2010	2011	2010
Net sales
Electrical Americas	$1,121	$1,012	$4,192	$3,675
Electrical Rest of World	699	768	2,984	2,748
Hydraulics	705	571	2,835	2,212
Aerospace	430	400	1,648	1,536
Truck	680	518	2,644	1,997
Automotive	398	394	1,746	1,547
Total net sales	$4,033	$3,663	$16,049	$13,715

Segment operating profit
Electrical Americas	$173	$163	$605	$529
Electrical Rest of World	69	81	278	264
Hydraulics	103	72	438	279
Aerospace	78	63	244	220
Truck	137	66	486	245
Automotive	42	43	209	163
Total segment operating profit	602	488	2,260	1,700

Corporate
Amortization of intangible assets	(47)	(47)	(190)	(181)
Interest expense-net	(26)	(34)	(118)	(136)
Pension and other postretirement benefits expense	(37)	(29)	(142)	(120)
Other corporate expense-net	(102)	(85)	(257)	(227)
Income before income taxes	390	293	1,553	1,036
Income tax expense	29	10	201	99
Net income	361	283	1,352	937
Adjustment for net loss (income) for noncontrolling interests	1	(3)	(2)	(8)
Net income attributable to Eaton common shareholders	$362	$280	$1,350	$929
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
(In millions)
Assets
Current assets
Cash	$385	$333
Short-term investments	699	838
Accounts receivable-net	2,444	2,239
Inventory	1,701	1,564
Other current assets	597	532
Total current assets	5,826	5,506

Property, plant and equipment-net	2,602	2,477

Other noncurrent assets
Goodwill	5,537	5,454
Other intangible assets	2,192	2,272
Deferred income taxes	1,134	1,001
Other assets	582	542
Total assets	$17,873	$17,252

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$86	$72
Current portion of long-term debt	321	4
Accounts payable	1,491	1,408
Accrued compensation	420	465
Other current liabilities	1,319	1,284
Total current liabilities	3,637	3,233

Noncurrent liabilities
Long-term debt	3,366	3,382
Pension liabilities	1,793	1,429
Other postretirement benefits liabilities	642	743
Deferred income taxes	442	487
Other noncurrent liabilities	501	575
Total noncurrent liabilities	6,744	6,616

Shareholders’ equity
Eaton shareholders’ equity	7,469	7,362
Noncontrolling interests	23	41
Total equity	7,492	7,403
Total liabilities and equity	$17,873	$17,252
See accompanying notes.

EATON CORPORATION
NOTES TO THE FOURTH QUARTER 2011 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
On January 27, 2011, Eaton's Board of Directors announced a two-for-one stock split of the Company’s common shares effective in the form of a 100% stock dividend. The record date for the stock split was February 7, 2011, and the additional shares were distributed on February 28, 2011. Accordingly, all per share amounts and average shares outstanding presented in this earnings release have been adjusted retroactively to reflect the stock split.
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2011 and 2010, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

E.A. Pedersen Company	December 29, 2011	Electrical Americas	$37 for 2011
A United States manufacturer of medium voltage switchgear, metal-clad switchgear, power control buildings and relay control panels primarily for the electrical utilities industry.

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canada-based provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A Germany-based system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South Africa manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombia-based distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	New joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States and France-based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.

Chloride Phoenixtec Electronics	October 12, 2010	Electrical Rest of World	$25 for the year ended September 30, 2010
A China manufacturer of UPS systems. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.

CopperLogic, Inc.	October 1, 2010	Electrical Americas	$35 for the year ended September 30, 2010
A United States-based manufacturer of electrical and electromechanical systems.

Wright Line Holding, Inc.	August 25, 2010	Electrical Americas	$101 for the year ended June 30, 2010
A United States provider of customized enclosures, rack systems, and air-flow management systems to store, power, and secure mission-critical IT data center electronics.

EMC Engineers, Inc.	July 15, 2010	Electrical Americas	$24 for 2009
A United States energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended December 31
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$1	$—	$173	$163	$174	$163
Electrical Rest of World	1	13	69	81	70	94
Hydraulics	3	1	103	72	106	73
Aerospace	—	1	78	63	78	64
Truck	—	—	137	66	137	66
Automotive	—	—	42	43	42	43
Total before income taxes	$5	$15	$602	$488	$607	$503
After-tax integration charges	$4	$11
Per common share	$0.01	$0.03

	Year ended December 31
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$8	$2	$605	$529	$613	$531
Electrical Rest of World	2	33	278	264	280	297
Hydraulics	4	1	438	279	442	280
Aerospace	—	4	244	220	244	224
Truck	—	—	486	245	486	245
Automotive	—	—	209	163	209	163
Total before income taxes	$14	$40	$2,260	$1,700	$2,274	$1,740
After-tax integration charges	$10	$27
Per common share	$0.03	$0.08
Charges in 2011 were related primarily to CopperLogic, Tuthill Coupling Group, Wright Line Holding, EMC Engineers and Internormen Technology Group. Charges in 2010 were related primarily to Moeller and Phoenixtec. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended December 31
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$35	$30	$3	$4
Interest cost	52	50	11	12
Expected return on plan assets	(58)	(55)	—	—
Amortization	22	16	3	2
	51	41	17	18
Curtailment loss	—	1	—	—
Settlement loss	6	3	—	—
Total expense	$57	$45	$17	$18

	Year ended December 31
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$141	$119	$15	$16
Interest cost	210	200	41	46
Expected return on plan assets	(234)	(218)	—	—
Amortization	88	61	12	10
	205	162	68	72
Curtailment loss	1	1	—	—
Settlement loss	21	16	—	—
Total expense	$227	$179	$68	$72

During the fourth quarter and full year 2011, Eaton contributed $54 and $154, respectively, into a Voluntary Employee Benefit Association (VEBA) trust for the pre-funding of postretirement Medicare Part D prescription drug benefits for the Company's eligible United States employees and retirees. No VEBA contributions were made during 2010.

Note 4. INCOME TAXES
The effective tax rate for the fourth quarter of 2011 was 7.2% compared to 3.3% for the fourth quarter 2010 and 12.9% for full year 2011 compared to 9.5% for full year 2010. The higher effective tax rates in both the fourth quarter and full year 2011, compared to 2010, were primarily attributable to greater levels of income in high tax jurisdictions, particularly in the United States and Brazil, due to the continued improvement in market conditions.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)